Exhibit 10.1


                        SEPARATION AGREEMENT AND RELEASE

         Chicago Rivet & Machine Company, its parent, affiliates, subsidiaries, predecessors, successors, assigns, and their current and former owners, representatives, directors, officers, employees and agents (hereinafter "Chicago Rivet"), and Donald P. Long, his heirs, executors, administrators, assigns, attorneys and all other persons claiming through Donald P. Long (hereinafter "Mr. Long") (together the "Parties"), hereby agree as follows:

     1. The Parties have decided to terminate their employment relationship as of June 7, 2005 (the "Separation Date") and the Parties desire to resolve, fully and finally, all matters relating to Mr. Long's employment with, and separation from, Chicago Rivet. Mr. Long acknowledges that all benefits of his employment cease on the Separation Date, other than as provided by law or as specified in this Agreement.

     2. The entry into this Separation Agreement and Release (the "Agreement") shall not constitute any admission or evidence of unlawful or improper conduct by either Chicago Rivet or Mr. Long.

     3. In consideration of the promises made herein and payment of three (3) months of his base annual salary in the amount of Thirty-One Thousand, Seven Hundred and Fifty Dollars ($31,750.00) (the "Separation Payment") to be made by Chicago Rivet as specified in this Agreement, Mr. Long hereby releases and forever discharges Chicago Rivet of and from any and all claims, demands and causes of action of every kind and nature which can be waived, including attorneys' fees and costs, and which Mr. Long has, had, or may have against Chicago Rivet, occurring prior to and including the date of this Agreement, whether known or unknown, based on any circumstances, including, but not limited to events arising out of his employment and termination of employment, including, without limitation, claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, loss of future earnings and any claims under any applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal, state and local labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, , the Family and Medical Leave Act and the Age Discrimination in Employment Act ("ADEA"), as amended (the "Released Claims"). Mr. Long agrees not to make, assert or maintain any charge, claim, demand or cause of action included in the Released Claims. Mr. Long waives his right to any monetary recovery should any federal, state or local administrative agency pursue any Released Claims on his behalf. Mr. Long agrees that he will not voluntarily assist any other person, directly or indirectly, in the initiation, litigation or other furtherance of any claim against Chicago Rivet, other than as required by law to do so.

     4. The Separation Payment will not become due until after: 1) Chicago Rivet's President, John Osterman, 901 Frontenac Road, P.O. Box 3061, Naperville, Illinois 60566-7061, has received a copy of this Agreement, with an original signature by Mr. Long and 2) ten days have passed since the date Mr. Long has executed, and not revoked, this Agreement, as set forth in Paragraph 14 below. After the Separation Payment becomes due, Chicago Rivet will issue Mr. Long a payroll check for the gross amount of semi-monthly pay, subject to the usual deductions and withholding, on each of Chicago Rivet's paydays until the entire Separation Payment has been issued. Mr. Long agrees that Chicago Rivet will continue to make such payments through direct deposit on its regular payday to Mr. Long's bank account as currently on file. Mr. Long will be eligible to continue participation in any other benefit plans if allowed by the terms of those benefit plans.

     5. Mr. Long will have the right to continue his group health coverage as outlined under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA"). The COBRA election forms will be provided to Mr. Long by Chicago Rivet. If Mr. Long elects to continue the group health coverage he had on the Separation Date, Chicago Rivet will pay its usual portion of the premium for such coverage for up to three (3) months after the Separation Date. If prior to September 7, 2005, Mr. Long becomes eligible to receive comparable health coverage under another plan due to other employment or otherwise, Chicago Rivet's obligation to contribute to the cost of his monthly group health coverage will cease upon the date that coverage would be effective. Mr. Long must provide notice of his eligibility for comparable health coverage within 15 days of his receiving notice of such. If Mr. Long does not become enrolled in another comparable health plan prior to September 7, 2005, he will be able to continue his COBRA coverage starting on September 7, 2005, according to the terms of COBRA, as detailed in the COBRA Notice and Election form sent to him, provided he makes timely payments of the premiums as directed in that Notice and Election form.

     6. Chicago Rivet agrees not to contest any lawful claim for unemployment compensation Mr. Long chooses to file with the Illinois Department of Employment Security.

     7. Mr. Long agrees that the terms of this Agreement are confidential and Mr. Long agrees not to disclose any of the terms hereof to any third party, other than to his spouse, financial advisor, legal counsel or governmental taxing authority. Due to the difficulty in ascertaining damages in the event of a breach of this confidentiality clause, Mr. Long agrees that Chicago Rivet will be entitled to liquidated damages in the amount of $5,000, plus court costs and attorney's fees, if any are incurred in enforcing this clause, in addition to any appropriate injunctive relief, in the event Mr. Long, his spouse, financial advisor, or legal counsel discloses such information. Mr. Long agrees that in the event he discloses the terms of this Agreement to his spouse, financial advisor, legal counsel or governmental taxing authority, he will inform such person(s) of the confidentiality restrictions contained in this Agreement.

8. Mr. Long represents and warrants that, prior to the date of execution of this Agreement, neither Mr. Long, nor any of his representatives, directly or indirectly communicated, disclosed or publicized to any person or entity -- other than Mr. Long's spouse, financial advisor, legal counsel, or any appropriate governmental taxing authority -- either of the following: 1) the existence of this Agreement or 2) any of the terms of this Agreement, or offer to settle or compromise any of the claims released herein.

9. Mr. Long agrees that he will respond to any reasonable inquiries Chicago Rivet may make of him up to September 7, 2005 regarding projects or duties with which he was involved during his employment. Chicago Rivet agrees to keep such inquiries to a reasonable frequency and duration. Further, if Mr. Long is re-employed prior to September 7, 2005, Chicago Rivet agrees not to contact Mr. Long at his new employment, unless Mr. Long requests otherwise.

     10. Mr. Long agrees to indemnify Chicago Rivet against all liability, costs and expenses, including attorneys' fees, incurred by Chicago Rivet due to any breach of this Agreement by Mr. Long relating to the Released Claims. Nothing in this Agreement is intended to restrict Chicago Rivet's ability to seek any relief it could lawfully request from Mr. Long in the event any claims between the parties (the Released Claims or otherwise) are brought in any forum in the future.

     11. Other than as specified in the next paragraph, Mr. Long represents and warrants that he has returned to Chicago Rivet all property of any kind within Mr. Long's custody, possession or control, including without limitation all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, projections, contracts, leases, agreements, equipment, computers, telephones, machinery and any and all other documents and things (whether tangible, hard copy, computer storage media or other form), including any duplicate thereof, that either is owned by Chicago Rivet, or has been charged to or paid by Chicago Rivet, or has been prepared, distributed, received or disseminated on behalf of Chicago Rivet, or describes, reflects, concerns or relates in any manner to Chicago Rivet or Chicago Rivet's business, business plans, financial data, marketing strategies, products or customers.

     12. Chicago Rivet agrees to allow Mr. Long to retain use of Chicago Rivet's vehicle that is currently in his possession for an additional two weeks after the Separation Date. Mr. Long agrees to make arrangements to return the company vehicle by contacting John Osterman by June 20, 2005, to arrange for a mutually convenient time for Mr. Long to return the vehicle to Chicago Rivet no later than June 21, 2005.

     13. Mr. Long acknowledges that he understands that regardless of whether he chooses to enter into this agreement or not, he is prohibited from using or attempting to use any of Chicago Rivet's proprietary information or materials for any purposes whatsoever. Mr. Long acknowledges that he understands that Chicago Rivet may pursue any of its legal remedies against him if Mr. Long uses or attempts to use any of Chicago Rivet's proprietary information or materials and that Chicago Rivet is not limited to seeking only damages arising from breach of this agreement if such use or attempted use occurs.

     14. Mr. Long acknowledges that as part of the Released Claims enumerated in Paragraph 3 above, and that in consideration of promises and payments to be made by Chicago Rivet under the Agreement, he is waiving any rights and claims arising under ADEA, whether known or unknown, including attorneys' fees and costs. Mr. Long acknowledges that he understands that he is not waiving rights or claims that arise after the execution of this Agreement and that nothing in this Agreement is intended to diminish or otherwise encumber Mr. Long's ability to make a lawful challenge to the release of claims under ADEA in accordance with the Older Workers Benefit Protection Act. Mr. Long acknowledges that the consideration he is receiving in exchange for his waiver of rights herein exceeds anything of value to which he is already entitled. Mr. Long acknowledges that he has 21 (twenty-one) days in which to consider this Agreement. Mr. Long acknowledges that he may revoke this Agreement during the 7 (seven) days following execution of this Agreement by sending written revocation to John Osterman, Chicago Rivet & Machine Company, 901 Frontenac Road, P.O. Box 3061, Naperville, Illinois 60566-7061, by certified mail. This Agreement shall not become effective until the expiration of that 7 (seven) day period and no payments shall become due until after such expiration.

     15. Mr. Long acknowledges that he understands he has the right to seek independent legal counsel before executing this Agreement and that he has been encouraged to do so. Mr. Long acknowledges that he has thoroughly discussed all aspects of this Agreement with his attorney, if any, that he has carefully read this Agreement and the releases and waivers contained herein, that he understands all of the terms set forth in this Agreement, that he has not been coerced, threatened, or intimidated into signing this Agreement, he has not relied on any oral or other promises or understandings in connection with this Agreement, and that he executes this Agreement on a knowing and voluntary basis and with full knowledge of its meaning and effect.

     16. Mr. Long agrees not to directly or indirectly, individually or in concert with others, interfere with or attempt to interfere with Chicago Rivet's business, reputation, goodwill, services, clients, prospective clients, successors, assigns, affiliates, subsidiaries or related entities, or their owners, shareholders, directors, officers, employees, agents, past, present or future. Mr. Long agrees that he will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Chicago Rivet, its reputation, goodwill, services, business, successors, assigns, affiliates, subsidiaries or related entities, or their clients, prospective clients, owners, shareholders, directors, officers, employees, agents, past, present, or future.

     17. Mr. Long and Chicago Rivet, with the advice and counsel of their respective attorneys and/or advisors, if any, agree and represent that they intend and believe that this Agreement is lawful and enforceable in its entirety, and neither Mr. Long nor Chicago Rivet will challenge the validity, legality or enforceability of this Agreement with regard to any of the Released Claims. The provisions of this Agreement are severable. The unenforceability or invalidity of one or more clause, sentence, or provision shall not render any other clause, sentence or provision unenforceable or invalid. If a court determines any clause, sentence or provision to be unenforceable or invalid because of its scope, the court may reduce or limit such clause, sentence or provision so as to be enforceable to the fullest extent permissible under applicable law; provided however, that if any of the releases contained in Paragraph 3 above are held to be unenforceable and Mr. Long files any Released Claim against Chicago Rivet, this Agreement shall be considered null and void and any payments made to Mr. Long by Chicago Rivet shall be returned.

     18. Mr. Long agrees and acknowledges that he is solely responsible and liable for any additional federal, state, and/or local taxes which may be due on any amounts paid by Chicago Rivet under this Agreement, including any interest or penalties.

     19. This Agreement represents the entire agreement between the Parties and supersedes any prior oral or written agreements between the Parties, other than prior settlement agreement(s), if any, concerning any worker's compensation claims or prior legal claims. Mr. Long acknowledges that he suffered no work related injury prior to or upon the Separation Date, for which he had not already filed a claim by that date.

     20. This Agreement may only be modified by the mutual consent of both Parties and such modifications must be in writing and signed by both Parties.

     21. This Agreement is governed by the laws applicable to the State of Illinois.


          IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

         /s/ Donald Long                   By: /s/ John C. Osterman
         --------------------------            ------------------------------
         Donald Long                       Chicago Rivet & Machine Co.


         Dated:  June 8, 2005              Dated:  June 8, 2005